Exhibit 99.2

News Release	Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, PA 19087-5283 www.airgas.com

Media Contact: Jay Worley (610) 902-6206 jay.worley@airgas.com	Investor Contact: Barry Strzelec (610) 902-6256 barry.strzelec@airgas.com

For release:	Immediately Airgas Increases Quarterly Dividend by 33%
RADNOR, PA — October 23, 2008 — Airgas, Inc. (NYSE: ARG) today announced that the Board of Directors increased the quarterly cash dividend on the company’s common stock to $0.16 per share from $0.12. The dividend will be payable December 31, 2008 to shareholders of record as of December 15, 2008.
“We continue to return value to shareholders in appropriate ways, one of which is dividend growth commensurate with earnings,” commented Airgas Chairman and Chief Executive Officer Peter McCausland. “Given our confidence in our operating performance and cash flow, this dividend increase is a good way to support our shareholders in a difficult market environment.”
About Airgas, Inc.
Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical and specialty gases, and hardgoods, such as welding equipment and supplies. Airgas is also one of the largest U.S. distributors of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants, and ammonia products. More than 14,000 employees work in over 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.
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Forward-Looking Statements
This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, statements regarding our confidence in our operating performance and cash flow. We intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: customer acceptance of price increases; supply cost pressures; increased industry competition; our ability to successfully identify, consummate and integrate acquisitions; adverse changes in customer buying patterns; our continued ability to access credit markets on satisfactory terms; significant fluctuations in interest rates; increases in energy costs and other operating expenses; the impact of tightened credit markets on our customers; the impact of changes in tax and fiscal policies and laws; the extent and duration of current recessionary trends in the U.S. economy; the effect of catastrophic events; political and economic uncertainties associated with current world events; and other factors described in the Company’s reports, including its March 31, 2008 Form 10-K, subsequent Forms 10-Q and other forms filed by the Company with the Securities and Exchange Commission.